UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material pursuant to § 240.14a-12

ALLEGHENY ENERGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EXPLANATORY NOTE

The following are excerpted portions from the slide presentation and transcript of remarks by Allegheny Energy, Inc.’s Chief Executive Officer Paul J. Evanson during a webcast to Allegheny employees held on Friday, February 26, 2010 at 9:00 a.m. EST to (1) provide an annual update to employees regarding Allegheny’s performance and goals and (2) address certain matters relating to the pending merger of Allegheny and FirstEnergy. The webcast, other than the question and answer portion, was archived for re-broadcast by Allegheny employees. The excerpted portions attached relate to the pending merger and are not a complete set of the slides used in the presentation or a transcript of the entire webcast.

February 26, 2010 Employee Update with Paul Evanson

Forward-Looking Statement
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of
1995.  Forward-looking statements are typically identified by words or phrases such as "will," "anticipate," "estimate,"
"expect," "project," "intend," "plan," "believe," "target," "forecast," and other words and terms of similar meaning.  These forward-looking statements involve a number of risks and uncertainties. Allegheny Energy cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.  Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed merger involving Allegheny Energy and FirstEnergy, including future financial and operating results, Allegheny Energy's and FirstEnergy's plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Allegheny Energy's filings with the Securities and Exchange Commission.  These include risks and uncertainties relating to: the ability to obtain the requisite Allegheny Energy and FirstEnergy shareholder approvals; the risk that FirstEnergy or Allegheny Energy may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger;
the risk that a condition to closing of the merger may not be satisfied; the timing to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; general worldwide economic conditions and related uncertainties; and the effect of changes in governmental regulations.  Allegheny Energy undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find it
In connection with the proposed merger between FirstEnergy and Allegheny Energy, FirstEnergy will file with the SEC a
Registration Statement on Form S-4 that will include a joint proxy statement of FirstEnergy and Allegheny Energy that also constitutes a prospectus of FirstEnergy.  FirstEnergy and Allegheny Energy will mail the joint proxy statement/prospectus to their respective shareholders.  FirstEnergy and Allegheny Energy urge investors and shareholders to read the joint
proxy statement/prospectus regarding the proposed merger when it becomes available, as well as other documents filed with the SEC, because they will contain important information. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from FirstEnergy’s website (www.firstenergycorp.com) under the tab “Investors” and then under the heading “Financial Information” and then under the item “SEC Filings.” You may also obtain these documents, free of charge, from Allegheny Energy’s website (www.alleghenyenergy.com) under the tab “Investors” and then under the heading
“SEC Filings.”

Participants in the Merger Solicitation
FirstEnergy, Allegheny Energy and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from FirstEnergy and Allegheny Energy shareholders in favor of the merger and related matters. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of FirstEnergy and Allegheny Energy shareholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about FirstEnergy’s executive officers and directors in its definitive proxy statement filed with the SEC on April 1, 2009. You can find information about
Allegheny Energy’s executive officers and directors in its definitive proxy statement filed with the SEC on March 20, 2009.
Additional information about FirstEnergy’s executive officers and directors and Allegheny Energy’s executive officers and directors can be found in the above-referenced Registration Statement on Form S-4 when it becomes available.  You can obtain free copies of these documents from FirstEnergy and Allegheny Energy using the contact information above.

Overview About the merger Next steps How to get information Question-and-answer session

Allegheny Energy-FirstEnergy Merger Stock-for-stock transaction Ownership 73% FirstEnergy shareholders 27% Allegheny shareholders 2 Allegheny Board members Retaining Allegheny Power brand

OH
MI
NY
PA
IN
VA
WV
NJ
KY
OH
MI
NY
PA
IN
VA
WV
NJ
KY
A Premier Electric Utility
Revenue:
Regulated Utilities:
Electric Customers:
Regulated States:
Rate Base:
Total Generation:
Competitive Generation:
Service Territory:
Employees:
$16.4 billion
10
6.1 million
7
$10.8 billion
24 GW
21 GW
67,000 sq miles
~17,750
Combined Statistics
FirstEnergy Service Territory
Allegheny Service Territory
FirstEnergy Plants
Allegheny Plants

Reasons for Merger
Mitigates risk of environmental regulations
Maintains leverage to recovery in economy, power
prices
Greater financial strength
Increased size and scale
Similar culture
Benefits to shareholders
Premium
Dividends

Jobs and Careers
Merger not predicated on job reductions:
Little impact for employees at power stations, service
centers
Call Center will remain in Fairmont, WV
Will complete and staff new transmission office in
Fairmont, WV
Will try to minimize impact at Greensburg Corporate
Center
FirstEnergy is slowing down certain hiring to make
opportunities for Allegheny employees
More career opportunities at FirstEnergy

Compensation and Benefits
FirstEnergy: competitive programs
Base and incentive pay
Defined benefit pension plan
401(k) savings plan
Medical/prescription drug coverage
Dental/vision
Life insurance
Disability

Next Steps File for shareholder and regulatory approvals Expect to complete merger within 12-14 months

Merger Integration and Planning Team
Corporate Groups
Finance
Fuel
IT
Supply Chain
OUTPUT:
Integration Plan and Schedule
Staff:  Communications, Logistics,
Tracking (synergies, cost to achieve)
Integration Teams
Utility Operations:
Distribution/
Transmission
Fossil Generation
HR
Retail
Program Office
Managers, Consultant
Tony Alexander/Paul Evanson
Integration Steering Committee
Chairman – Gary Leidich
AYE Lead – Curtis Davis
3-4 FE Execs          3-4 AYE Execs

How to Get More Information Merger newsletter for employees PassPort website Send questions to Outlook mailbox or Corporate Communications

Focus on Business Fundamentals Operate as independent company Safety is priority Focus on high performance Continue with Allegheny compensation and benefit programs

ALLEGHENY ENERGY, INC.
“Allegheny Energy Employee Conference Call”

February 26, 2010, 9:00 AM ET
Paul Evanson

OPERATOR:	Good morning. My name is Andrew, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Allegheny Energy employee webcast. Some of you are participating from your computer, and others are listening in over the phone. To prevent any background noise, all lines have been placed on mute. We will have a question-and-answer period following Mr. Evanson’s presentation. If you’re logged in to your computer, you may email your question by asking on the Ask button — excuse me, clicking on the Ask button at the top of your screen. Please provide your name and work location. If you are on the conference call, press star, then the number 1 on your telephone keypad.

Mr. Evanson, you may begin your presentation.

PAUL EVANSON:	Thank you. Good morning, everyone. Thanks for joining me this morning. Usually I do an all-employee call in January to review the prior year performance and then to lay out the goals for the following year, and I will do that toward the end of this call, but really the prime reason for the call is to go over the merger transaction that we have, and it will be the usual format. I’ll speak for maybe 10 to 15 minutes, and then we’ll have a half hour or so for questions.

Well, first, I hope that most of you have seen that little short six-minute video that came out the day of the merger. It does lay out some of the basics of the transaction and some information about FirstEnergy and the combined company, but I wanted to repeat, once we get through some of these things, some information on the transaction.

First, as you know, it was FirstEnergy that approached us about a transaction. We were not out shopping the company in any way. FirstEnergy made a very compelling proposal, compelling offer, which the board had a fiduciary obligation to consider. It did evaluate it, and it did accept that offer. The agreement is a stock-for-stock transaction, so our shareholders will end up owning part of their company, and, in fact, our shareholders will own about 27 percent of the combined company. We’ll have two directors on the board of the combined company, and probably we’ll have — more than 20 percent of the total employees of the company will be Allegheny employees and will be continuing to sell our product under the Allegheny Power brand and name.

So that’s why I really called this a merger rather than a sale or — as some people might call it. Now, the combined company will really be a premier electric utility. It will have more than 6 million customers. That’s more than any other utility in the nation, and we had like 1.5 million before this. It will operate in seven contiguous states. There will be 24,000 megawatts of generation, about 23 million [sic] of which will be merchant generation selling in the PJM marketplace, and individually we have like less than 10,000 megawatts.

Now, as to why we did the transaction, it’s really kind of a perfect strategic and business fit. First and foremost on my mind was that it helps and really mitigates the exposure to really the onerous environmental rules and regulations that are being proposed at federal level, state level, local level. It’s almost an unremitting attack on the coal industry and coal companies and coal electric-producing companies, and by adding nuclear, which FirstEnergy has a lot of, we’ve hedged out totally that downside risk. So that’s the first thing to realize, is that we had a big downside risk. It might not have happened, but if it did, it would have been really negative for the company, and we’ve hedged that out, while at the same time maintaining our upside potential, because when you look at their operations and ours and where we sell power — and we’ve done a lot of analysis that says if power prices move up at certain levels, that combined company will do as well or better than we would standing alone, so we’ve still maintained our upside, hedged out totally our downside. And the combination gives us the scale and scope that we really never had before, and it gives us a much stronger balance sheet, with strong cash flows and therefore the capital to do investments in maintaining our own existing business, number one, but, two, in terms of growth opportunities and initiatives that we can now more readily take advantage of. And I think you’ll find when you start working with a number of the FirstEnergy folks that the culture and the attitudes there are very, very similar to this company. I don’t think it’s going to be any jarring change.

Now, to our shareholders, it’s obviously a very positive transaction. I mean, they’re getting a premium at a price that at the transaction date was a 32 percent premium, which was somewhat unheard of in electric utility mergers that generally go in the 10 to 12 to 18, 20 percent range, so 32 percent was an extraordinary premium being offered. And, secondly, the dividend will go up significantly. We pay out 60 cents a share on the combined company on — based on their dividend. Our shareholders will be getting about $1.50 a share, so a major improvement. So I think there’s no doubt that, as to the company and as to shareholders, this is good. It’s a positive.

Of course, the big question then is, is it good for the employees? And I know the first concern of any employee in a merger is jobs, and especially in the kind of awful economic times that we’re in. And we certainly have been throughout this process very sensitive to that issue.

I’d start with — which I think the very good news is that the merger is not predicated on job cuts — not predicated on job cuts. You’ll hear a lot about synergies and the benefits of the transaction, but the synergies are not primarily job cuts. They’re really improvements in efficiency, operation, improvements in IT systems, additional retail margins because of their system and ours, and it’s not job cuts. In fact, there are a few things that I think that are pretty clear already at this point. One is there will be no — limited if — probably no change at the physical workforce. So if you’re in a power plant in Harrison or you’re in a service center like Jefferson, you won’t see any change — very — any change — almost no change at all. The second thing is the call center in West Virginia in Fairmont will be maintained. We already have an agreement on that, so if you’re in that call center, you won’t see a big change at all either. And third, and we’ve gotten a lot of questions about our transmission building, we’re going to continue to construct that building. We’re going to continue to staff it the way we planned. So there will be no change in that.

Now, the area where there will be a change, of course, is the corporate office. The corporate office will be moving to Akron, Ohio, so there will be a change here in Greensburg, but we’re doing everything we can to make sure that there are as few jobs as possible lost in this location. FirstEnergy, that has 13,000 people and adds like 1,000 people every year, has already started delaying — deferring hirings in a number of positions to accommodate employees, our employees. We’ll keep our job freeze in effect. That’s another reason. And I believe certainly there’s going to be a need for regional Allegheny Power offices — office or offices, so I think there will — you know, when you put all that together, I’m very hopeful that there’s not going to be really meaningful job losses even in this location. And, of course, don’t forget that a bigger company will provide bigger opportunities over time for everyone.

Now, I also get a number of questions on FirstEnergy’s compensation packages and benefits, and I’d say overall their programs are competitive with the industry and very comparable to ours. They have the base and incentive pay, they have the pension plan, they have a 401(k) plan, they have flexible benefits. Now, in some cases their plans are a little better than ours; in other cases the plans — our plans are a little better than theirs, but I’d say, in summary, they’re really very competitive overall. A very important job that the integration committee will have will be making sure we adopt and have those best plans and integrate them in the most appropriate way, and that process is really just almost beginning now, so there aren’t many answers, if any answers, I can give on the specifics of some of these, but we’ll certainly give that information just as soon as we can.

Now, as the next steps in the transaction, we need shareholder approval. We’ll probably be going out with a proxy statement and have a shareholder meeting in maybe July or August to approve this. They’ll need the same thing on their side, and we’ll need regulatory approvals. They’re really from our four states, primarily Pennsylvania, West Virginia, and Maryland. We’ll also probably need an approval from Virginia. And we’ll be doing those filings likely in mid-April, and we think this entire process will probably take 12 to 14 months. That’s our estimate. We’d like to do it sooner, but these things happen and could drag on even a little bit longer than that.

Then there’s an important integration process, how we’re going to integrate these teams. So it’s going to be set up with — there will be a steering committee that will report up to Tony Alexander, who’s the CEO of FirstEnergy, and myself, and it will be probably four or so people from each company. The chairman will be Gary Leidich, who’s a senior executive at FirstEnergy; on our side, our lead will be Curtis Davis, and we’ll probably have three or four other people on that. That steering committee kind of makes the decisions or drives the process, and, hopefully, Tony and I will just get involved when really only necessary. The trick will be then — we’ll set up integration teams, and there will be ten or so areas, different areas, that will be populated by — it could be four or five people on each company on each particular team, different people, so we may have 40 to 50 Allegheny employees populating these various teams, and this is a process that will take, really, over — I think it will start — we may have an announcement coming out, Curtis, probably this week or next week for sure on the process, and this will start and continue until we have the closing.

We intend to communicate with you throughout the process. We really want to communicate as much as we can, as early as we can, and there will be a merger newsletter that will be available to all employees. There will be an internal website on Passport and a place to send questions on our website, and you can do it anonymously also to Corporate Communications.

Now, until the merger is complete, we’re still an independent company, and legally we have to be independent and run independently, so it’s going to be — strange to say, it will be business as usual for the next year while these integration teams are going on. Safety is still important, all the high-performance focus that we’ve had is still important, and our compensation programs and plans will still continue the way they have.

So that’s kind of the overview of the merger.

* * *

So in closing, I’d say I know many are kind of disturbed by the merger, and I think everyone, including me, is a little saddened that the continuation of the company as Allegheny per se, with its traditions and history, will end when the merger takes place, even though the Allegheny Power brand continues, but I do think we’re going to be an integral part of a company that will have a future, frankly, that would be brighter than where we would be on a standalone basis. So, I mean, I understand the stresses, the concerns, the uncertainties everyone’s going to have throughout this period, but I’d really ask you to stay focused on doing your job, doing your job safely, the way you’ve been doing it, and doing it in kind of the high-performance way that you have. And, really, my hope is that in time, when we look back at this, we’ll think this was a merger that was really right for this company at this time and that ultimately it created more opportunities for all of us.